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                                                                 Exhibit 99.2


             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]


Board of Directors
MMC Networks, Inc.
1134 East Arques Avenue
Sunnyvale, California 94086

Members of the Board:

      We hereby consent to the inclusion of our opinion letter to the Board of Directors of MMC Networks, Inc. ("MMC Networks") as Appendix C to the Joint Proxy Statement/Prospectus of MMC Networks and Applied Micro Circuits Corporation ("AMCC") included in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by AMCC on September 12, 2000 relating to the proposed merger transaction involving MMC Networks and AMCC and reference thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY - Opinion of MMC Networks' Financial Advisor" and "CERTAIN TERMS OF THE MERGER AGREEMENT - Opinion of MMC Networks' Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                    By: /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                        ------------------------------------------
                        CREDIT SUISSE FIRST BOSTON CORPORATION









September 12, 2000
Palo Alto, California